EXHIBIT 10.33

                                  AMENDMENT TO
                            THE CARNIVAL CORPORATION
                     "FUN SHIPsm" NONQUALIFIED SAVINGS PLAN




     The Carnival Corporation "Fun Shipsm " Nonqualifed Savings Plan (the "Plan") is hereby amended, effective January 1, 2000, as follows:

     (1) A new Section 2.14(f) is added to the Plan to read as follows:

          (f) If a Participant transfers directly from an Affiliated Company to any company in which the Company holds an equity interest (but that is not an Affiliated Company), service with such company shall be counted solely for purposes of determining a Participant's vested interest in Matching and Profit-Sharing Contributions under Article 5 of the Plan. Service with such company shall not be credited if it occurs prior to the date the individual became a Participant in the Plan or after the Participant works at any entity in which the Company does not hold an equity interest.

     (2) Section 6.3 is amended to read as follows:

          6.3 Establishment of Investment Funds: The Retirement Committee will establish one or more Investment Funds (such as those described in Appendix
     A) which will be maintained for the purpose of determining the investment return to be credited to each Participant's Account. The Retirement Committee may change the number, identity or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds based on which amounts allocated in accordance with Articles 4 and 5 are to be adjusted. Each Participant's Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and at such times and in such manner as the Retirement Committee will specify. An active or inactive Participant periodically may change his election as to his deemed investments with respect to Employee Deferral Contributions, Bonus Deferrals, Matching Contributions or Profit-Sharing Contributions in such manner as the Retirement Committee may specify. If a Participant fails to make an Investment Fund election, the amount in the Participant's Account will be deemed to have been invested in a money market fund or any other fund as determined by the Retirement Committee.